Exhibit 1.01

Conflict Minerals Report 2022

Overview of Apple’s Commitment to Responsible Sourcing

At Apple, our respect for human rights begins with our commitment to treating everyone with dignity and respect. Apple’s Board of Directors adopted and oversees our human rights policy — Our Commitment to Human Rights (“Human Rights Policy”) — which governs how we treat everyone, including our customers, employees, business partners, and people at every level of our supply chain. In alignment with our Human Rights Policy as well as Apple’s Supplier Code of Conduct (“Supplier Code”), which includes Apple’s Supplier Responsibility Standard on the Responsible Sourcing of Materials (“Responsible Sourcing Standard”), we conduct human rights and environmental due diligence in our supply chain to identify and mitigate risks. We also work to identify and remedy potential adverse impacts, track and measure our progress, and report our findings.

We seek to one day use only recycled and renewable minerals and materials in our products and packaging, and are committed to achieving carbon neutrality for our entire footprint by 2030 — from our supply chain to the use of the products we make. Nearly 20 percent of all material used in Apple products in 2021 was recycled. Tin, tantalum, tungsten, and gold ("3TG”) are among 14 materials prioritized in our initial efforts to transition to recycled and renewable materials, based on an evaluation of the environmental, social, and supply impacts of 45 mined elements and raw materials. The results of this evaluation and the related methodology (“Material Impact Profiles”) are available on Apple’s website for others to access and use.1

As we make progress toward these ambitious goals, we continue to source 3TG and other minerals, such as cobalt and lithium, responsibly, while working to improve conditions in and around mining communities, including in the Democratic Republic of the Congo (“DRC”) and adjoining countries. Although Apple does not directly purchase, procure, or source primary minerals, we are committed to meeting and exceeding internationally-accepted due diligence standards for primary minerals and recycled materials in our supply chain. Our responsible minerals sourcing program includes requirements that apply to all levels of Apple’s supply chain. Conducting human rights and environmental due diligence in alignment with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related Supplements (“OECD Due Diligence Guidance”) and the United Nations Guiding Principles on Business and Human Rights (“UN Guiding Principles”) is the foundation of Apple’s responsible sourcing programs for primary and recycled minerals and materials.

Our Supplier Code and Responsible Sourcing Standard requires suppliers, smelters, refiners, and recyclers in our supply chain to identify and assess a broad range of risks beyond conflict, including social, environmental, and human rights risks. Suppliers are also required to review reported incidents and public allegations linked to their smelters and refiners, and to participate in 3TG traceability and independent third-party audit programs to mitigate identified risks.

1 Available at apple.com/environment/pdf/Apple_Material_Impact_Profiles_April2019.pdf

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As of December 31, 2022 — for the eighth consecutive year — 100 percent of the identified smelters and refiners in our supply chain for all applicable Apple products manufactured during 2022 participated in or completed an independent third-party conflict minerals audit for 3TG. These audits encompassed the identified smelters and refiners that provide materials for the following Apple product categories: iPhone®, Mac®, iPad®, AirPods®, Apple TV®, Apple Watch®, Beats® products, HomePod®, HomePod mini®, iPod touch®, Apple Card®, and all Apple® accessories.

Since 2009, Apple has directed the removal of 198 3TG smelters and refiners from its supply chain (a total of 10 tantalum, 60 tin, 27 tungsten, and 101 gold smelters and refiners). In 2022, we removed 23 smelters and refiners from our supply chain, including those that were not willing to participate in or complete an independent third-party audit, or that did not otherwise meet our requirements for the responsible sourcing of minerals. Based on our due diligence efforts, including analyzing the information provided by third-party audit programs, upstream traceability programs, and our suppliers, we found no reasonable basis for concluding that any of the 238 smelters and refiners of 3TG determined to be in our supply chain as of December 31, 2022 directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

As we work to strengthen industry-wide due diligence programs operating in areas where 3TG minerals are sourced, we engage with and support a broad range of multistakeholder and community initiatives. This includes support for human rights and environmental defenders as well as whistleblower initiatives that work to empower independent, local voices to raise issues and report incidents at the mining level. Input from stakeholders and rights-holders contributes to our robust due diligence program and drives industry-wide progress. As part of our widespread efforts to support education initiatives, we also aim to expand access to learning opportunities and skills development for people across our supply chain through a $50 million Supplier Employee Development Fund which was launched in 2022, in partnership with the International Labor Organization, the International Organization for Migration, and education experts around the world.

We believe that all stakeholders (including governments, civil society, and industry) should enhance their efforts to implement comprehensive due diligence programs, measure impact, and work together with, and support, local communities to improve conditions and drive economic and social development in mining areas, including in the African Great Lakes region.

The below chart summarizes the comprehensive set of tools we utilize to drive progress throughout our supply chain.2

2 More information on Apple’s Responsible Minerals Sourcing program is available at apple.com/supplier-responsibility

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OECD Step 1: Establish Strong Company Management Systems

In alignment with Step 1 of the OECD Due Diligence Guidance, Apple has robust internal policies and management systems overseeing its efforts for the responsible sourcing of minerals.

Apple conducts business ethically, honestly, and in compliance with applicable laws and regulations. This applies to every business decision in every area of the company worldwide.

Apple’s Supplier Code of Conduct and Responsible Sourcing of Materials Standard

Apple’s Supplier Code and Responsible Sourcing Standard applies to all levels of Apple’s supply chain, including traders, suppliers, sub-suppliers, mining companies, and operators of collection points for recycled minerals used in Apple products. The Supplier Code and Responsible Sourcing Standard is based on industry and internationally accepted principles, including the UN Guiding Principles, the International Labour Organization’s International Labour Standards, and the OECD Due Diligence Guidance.

The Supplier Code and Responsible Sourcing Standard outlines Apple’s requirements for its suppliers in the areas of labor and human rights, health and safety, the environment, ethics, and management systems. The Responsible Sourcing Standard specifically outlines Apple’s extensive requirements on the responsible sourcing of minerals and other materials, including expectations for suppliers concerning 3TG due diligence and related sourcing matters. The Supplier Code and Responsible Sourcing Standard is available in 17 languages and is evaluated and strengthened each year, raising the bar suppliers must meet.

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Relevant Apple Policies

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Business Conduct Policy: provides a standard guide for what is required of everyone at Apple. Apple expects its suppliers, contractors, consultants, and other business partners to follow the Business Conduct Policy’s principles of honesty, respect, confidentiality, and compliance when providing goods or services to Apple or acting on its behalf.

•	Human Rights Policy: governs how Apple treats everyone, from customers and teams to business partners and people at every level of its supply chain.
•
Global Whistleblowing Policy: applies to all current and former employees, directors and officers, contractors and subcontractors of Apple and its subsidiaries, and sets out Apple’s approach to protecting and supporting individuals who report potential misconduct.

Relevant Apple Management Systems

•
Environment and Supply Chain Innovation (“ESCI”) team: within Apple’s Worldwide Operations group, ESCI has primary responsibility for upholding Apple’s values across the global supply chain. The ESCI team coordinates efforts related to Apple’s Supplier Code and Responsible Sourcing Standard and works across Apple’s business teams and functions, including product design, manufacturing operations, environmental initiatives, procurement, legal, finance, and retail. The ESCI team also regularly reports to, and consults with, Apple’s senior management to review progress and set ongoing strategies for our responsible sourcing of materials and human rights and environmental due diligence efforts.

Board Oversight

•	Board of Directors: oversees Apple’s CEO and other senior management in the competent and ethical operation of Apple on a day-to-day basis.
•
Audit and Finance Committee: consisting entirely of independent directors, the committee assists Apple’s Board of Directors in monitoring significant business risks, including operational and reputational risks.

•
Nominating and Corporate Governance Committee: consisting entirely of independent directors, the committee assists Apple’s Board of Directors in overseeing Apple’s strategies, policies, and practices relating to environmental and social matters.

Supplier Engagement

Apple requires its suppliers to adhere to the Supplier Code and the Responsible Sourcing Standard, including any subsequent amendments or updates. Suppliers are also required to apply Apple’s requirements upstream to their own suppliers throughout all levels of the supply chain. In this way, and through direct outreach by Apple to all 3TG smelters and refiners identified in its supply chain, Apple implements its requirement that smelters and refiners in its supply chain comply with Apple’s strict standards, including participation in independent third-party audit programs.

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We annually communicate our 3TG sourcing requirements to our direct suppliers. Additionally, throughout the year we engage with suppliers using tailored communication and guidance including:

•	Conducting annual 3TG due diligence training webinars with suppliers that have reported to Apple the use of 3TG in parts and products.
•
Providing suppliers access to our SupplierCare portal, which includes online training materials (in multiple languages) that focus on Apple’s due diligence expectations and requirements for 3TG reporting, among other topics.

We conduct third-party assessments of our suppliers who report to Apple the use of 3TG in their parts and products to confirm alignment with the OECD Due Diligence Guidance and our Supplier Code and Responsible Sourcing Standard. Additional information about these assessments is provided in Step 4 of this report. Suppliers can also reach out to Apple with questions about 3TG sourcing through the SupplierCare portal, or through a dedicated Apple email that allows suppliers to report concerns or grievances related to 3TG mining, processing, and trading. The concerns or grievances submitted are reviewed by Apple, and follow-up activities are conducted as appropriate. If we discover that our standards are not being met, we work collaboratively with suppliers to help them improve, in line with the OECD Due Diligence Guidance framework of progressive improvement, including terminating applicable business relationships if suppliers are unwilling or unable to meet our standards. We also support industry-wide grievance and allegations mechanisms at the smelter and refiner level and whistleblowing programs deeper in the supply chain at the mining level. These programs are discussed further in Step 2 of this report.

Industry and Stakeholder Engagement

We are committed to working in collaboration with stakeholders beyond our own supply chain. As part of this commitment, we regularly engage with a broad range of stakeholders and rights holders – including human rights, environmental, and minerals experts from civil society, non-governmental organizations (“NGOs”), industry, academia, and government – to review and gather feedback on Apple’s programs and discuss strategies for engaging industry and other stakeholders on innovative approaches to the responsible sourcing of recycled and primary sourced minerals in supply chains.

In 2022, we convened human rights, environmental, and minerals experts – including representatives from industry, NGOs, and civil society – to discuss strategies for engaging industry and other stakeholders on innovative approaches to advancing human rights and environmental rights across supply chains. We also continued to engage with and work to incorporate learnings from human rights and environmental defenders, including from the DRC, through our work with the Fund for Global Human Rights, a public foundation that works with human rights organizations globally.

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In 2022, we continued our active participation and leadership in multiple industry associations and multistakeholder initiatives, including serving on:

•	The Board of Directors of the Responsible Business Alliance (“RBA”)
•	The Steering Committee of the RBA’s Responsible Minerals Initiative ("RMI”)
•
The Governance Committee of the Public Private Alliance for Responsible Minerals Trade ("PPA”) — a multi-sector initiative supporting the ethical production, trade, and sourcing of minerals from the African Great Lakes region

•	The European Partnership for Responsible Minerals

Throughout 2022 we drove and actively contributed to a variety of activities with leading industry organizations and multistakeholder initiatives, including:

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Supporting the continued development of industry-wide, responsible sourcing standards, including a responsible artisanal and small-scale mining (“ASM”) sourcing framework being co-developed by the RMI and other stakeholders.

•	Being featured at the annual OECD Forum on Responsible Mineral Supply Chains for discussing best practices for environmental due diligence.
•	Joining with other PPA member companies to provide funding to the Congo Power Project, which supports solar power initiatives for the Panzi Foundation’s healthcare facilities in DRC mining areas.

OECD Step 2: Identify and Assess Risks in the Supply Chain

Consistent with Step 2 of the OECD Due Diligence Guidance, we work at multiple levels in our supply chain to continuously identify and assess risks in our minerals supply chains. The 14 priority materials identified in our Material Impact Profiles were identified based in part on their salient environmental and human rights supply chain risks. We use this analysis to inform our process to map and conduct heightened due diligence on priority materials in Apple’s supply chain, including high-risk materials, such as gold. We also work with industry to promote effective and transparent systems that allow these and other materials to be sourced responsibly by others.

A foundational step in Apple’s 3TG risk assessment due diligence process is the requirement that all suppliers that utilize 3TG submit to Apple an industry-standard Conflict Minerals Reporting Template (“CMRT”). We collect and process data provided by suppliers through their completion of the CMRT to map our supply chain to the smelter and refiner level and, to the extent available, to the mining level. Our Responsible Sourcing Standard requires suppliers to inform Apple immediately if they identify certain high risks included in Annex II of the OECD Due Diligence Guidance, such as conflict or human rights risks associated with 3TG.

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Driving Impact Across Industries

In addition to conducting our own supply chain due diligence, we help strengthen and increase the transparency of independent third-party audit programs – in particular, audit programs by the RMI and the London Bullion Market Association (“LBMA”) – to help identify a broad range of social, environmental, human rights, and governance risks at the smelter, refiner, and mining levels.

We continue to innovate, develop, and scale tools to enhance risk identification and assessment beginning at the mining level, and emphasize the importance of cross-industry and multistakeholder collaboration in the use and refinement of these tools in order to drive greater collective impact throughout global supply chains. This includes a variety of tools aimed at enhancing risk identification and assessment, such as:

•
Risk Readiness Assessment (“RRA”): First funded and developed in 2016 by Apple the RRA has been a tool of the Responsible Minerals Initiative (RMI) and is a pre-requisite self-assessment for RMI Responsible Minerals Assurance Process (“RMAP”) auditees, since 2017. The RRA is widely adopted by industry via the RMI and available to all RMI member companies to assess risks in mineral supply chains. 428 RRAs were completed by RMI industry members and auditees as of December 31, 2022, compared with 366 completed as of 2021. The Copper Mark, an assurance framework for responsible copper production, also used the RRA to assess copper producers at 46 sites during 2022, an increase from 31 in 2021.

•
Minerals Grievance Platform: a cross-industry platform managed by RMI where allegations concerning minerals supply chains are investigated and addressed. Grievances can be anonymously submitted by NGOs, companies, or any member of the public.

•
Material Insights Platform: a resource for RMI member companies to identify and assess environmental, social, and governance issues in their materials supply chains, and encourage collective action in addressing risks and creating positive impacts for mining communities.

Blockchain traceability

Throughout 2022, we continued to use blockchain solutions for tracing 3TG and other minerals in the supply chain while aiming to protect data privacy. Apple believes that blockchain solutions are a tool to support — but not replace — supply chain due diligence. The interests of people working at the mining level and in surrounding communities should be taken into consideration when utilizing new technologies such as blockchain. As the use of new technologies increases, our goal is to ensure that data captured contributes to positive impacts along the supply chain.

Empowering Voices in Mining Communities

Apple believes that only addressing allegations that potentially affect its own supply chain will not lead to systemic progress. Accordingly, we have taken steps to work with a broad group of stakeholders to address public allegations together. This includes reviewing public allegations from civil society groups and analyzing investigative reports by international organizations — including NGOs and the United Nations Group of Experts on the DRC — related to risks outlined in Annex II of the OECD Due Diligence Guidance.

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Apple believes that empowering independent voices at the mining level is critical to identifying and assessing risks in the 3TG supply chain. In 2022, this included our work on the following initiatives:

•
Support for human rights and environmental defenders in the DRC: we continued our partnership with the Fund for Global Human Rights in support of human rights, labor, and environmental defenders in the DRC who work on a range of issues, including the economic and social rights of mining communities, inclusive economic growth, judicial advocacy, environmental justice, the rule of law, as well as health, safety, and fair compensation for mining communities.

•
Whistleblowing mechanisms at mining level: for the seventh consecutive year, Apple funded the International Tin Supply Chain Initiative’s (“ITSCI”) whistleblowing mechanism in the DRC, which enables people in and around mining communities in seven provinces of the DRC to place anonymous voice calls using a toll-free hotline to raise concerns related to mineral extraction, trade, handling, and exporting via local networks. In 2022, ITSCI and its partner organizations continued to increase awareness and utilization of the whistleblowing mechanism through radio campaigns in mining communities, distributing promotional material, and consulting with local civil society actors and other stakeholders.

•
Rights awareness trainings: Apple supported a sixth year of programming with international development NGO Pact to deliver rights awareness training to miners, youth, and community officials in ASM communities in the DRC. These training sessions were designed to raise awareness on a range of human rights issues and were based in part on curriculum developed by the United Nations Children’s Emergency Fund (“UNICEF”).

•
Vocational education: Apple also provided funding to the RBA Foundation in support of Pact’s sixth year of a vocational education program for youth living in mining communities in the Lualaba province of the DRC. In continued response to the COVID-19 pandemic, Pact coordinated with local communities and health officials to provide information and resources, including access to free face masks, soap, and educational materials on symptoms and prevention measures.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

In alignment with Step 3 of the OECD Due Diligence Guidance, we implement our due diligence program and conduct supply chain analysis by leveraging information gained from independent research, engaging with civil society groups and rightsholders, analyzing independent third-party audits, and working directly with smelters and refiners to respond to risks identified in our supply chain.

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We closely monitor completion of independent third-party audits and corrective action plans by the smelters and refiners in our supply chain. In the instances where smelters or refiners delay implementation of corrective action plans developed by third-party audits, we leverage our downstream position, conducting applicable smelter or refiner outreach to reiterate the requirement for the smelter or refiner to complete and close the associated corrective action plan in order to remain in our supply chain.

If smelters or refiners are unable or unwilling to meet our standards, we take necessary actions, through our suppliers, to terminate the applicable business relationships. As of December 31, 2022, we found that all identified smelters and refiners in our supply chain participated in or completed an independent third-party audit that met Apple’s requirements for the responsible sourcing of minerals. Since 2009, Apple has directed removal of 198 3TG smelters or refiners from our supply chain, including more than 100 gold refiners.

Upstream Due Diligence

Each year, we analyze incident data provided by ITSCI and RCS Global Group’s Better Mining program (“Better Mining”), two upstream traceability and due diligence programs that monitor tin, tantalum, and tungsten mines in the DRC and across the African Great Lakes region. We work with these programs to help strengthen their incident review processes, and review and monitor incidents generated through their respective reporting systems, including reviewing mitigation actions and confirming incidents are closed in accordance with the programs’ standards and procedures.

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In 2022, we continued to review incidents and accompanying analysis reported by both ITSCI and Better Mining. As part of this process, we also reviewed reported incidents that could have directly or indirectly benefited or financed armed groups in the DRC or adjoining countries. In 2022, we found no reasonable basis for concluding that any of the reported incidents were connected to tin, tantalum, or tungsten included in Apple’s products. The challenges of tracking specific mineral quantities through the supply chain continue to impede the traceability of any specific mineral shipment through the entire product manufacturing process.

Innovating Responsible Gold Sourcing

Apple continues to address remaining challenges in the global gold supply chain through its due diligence program, which is aligned with the OECD Due Diligence Guidance Supplement on Gold and other sources. As part of our risk assessment and due diligence efforts, we designed and implemented systems that focus specifically on the gold supply chain. Apple accepts certification from the RMI’s RMAP and the LBMA’s Responsible Gold Program for gold refiners in our supply chain. We also prioritize gold in our efforts to transition to recycled and renewable materials in our products, and 100 percent of our recycled gold refiners are audited. In 2022, we reviewed gold refiners in our supply chain to identify potential risks and other sourcing challenges, and subsequently worked with suppliers to address such identified risks and challenges and to remove refiners as necessary.

Apple believes that innovative and data-driven solutions to sourcing help reduce risk and improve traceability, and is leading on responsible gold sourcing innovation. This includes pioneering industry-leading traceability mechanisms for recycled materials to build a supply chain of exclusively recycled gold. In 2022, we also expanded our use of certified recycled gold across all cameras for iPhone 14 family and in multiple printed circuit boards across Apple products, including the latest iPhone, iPad, Watch, MacBook Pro, Apple TV 4K and HomePod. We also worked with sustainability non-profit RESOLVE to fund the Regeneration project, which focuses on re-mining and processing waste material from legacy mines to restore natural environments and support rehabilitation and biodiversity. Regeneration is an expansion of the Salmon Gold project, which we continued to fund and scale with Tiffany & Co. and RESOLVE in 2022. The Salmon Gold project works with small-scale miners and Indigenous Peoples in remote regions of the Yukon, Alaska, and British Columbia to support a mining practice that helps restore rivers and streams so that salmon and other fish can thrive. Since RESOLVE first introduced the Salmon Gold project in 2017, the organization has connected local placer miners, environmentalists, and government agencies to mitigate the damage done by historic mining activities. The gold mined from this project is then traced from its origin to a refiner in Apple’s supply chain using blockchain technology.

Further building on innovative approaches to gold sourcing globally, in 2022, we supported the expansion of and continued to work with the Massachusetts Institute of Technology’s D-Lab Innovation Centers in Colombia. These Innovation Centers support training for local gold miners and community leaders to develop sustainable solutions to ASM challenges.

Apple believes that the lessons learned from these programs will help support further innovation across the supply chains of additional minerals.

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OECD Step 4: Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

Apple believes independent third-party audits remain foundational to robust due diligence systems. In particular, third-party audits play a significant role in providing assurance that smelters and refiners have appropriate due diligence systems in place, while helping to confirm that operations and sourcing practices are aligned with the OECD Due Diligence Guidance, and do not support conflict, including in the DRC or adjoining countries. Since 2015, we have continued to reach a 100 percent rate of participation in independent third-party audit programs by identified smelters and refiners in our supply chain.

In addition to smelter and refiner audit participation, in 2022 we continued to engage an independent audit firm to conduct specialized responsible sourcing audits of select suppliers in order to have a deeper review of their internal management systems and implementation of Apple's requirements related to 3TG and other minerals. These specialized audits continue to be part of Apple’s supplier engagement program which includes our Supplier Code assessments. At the end of an Apple-managed assessment or specialized audit, the supplier is given a list of areas to strengthen with regard to our Supplier Code and Responsible Sourcing Standard, and the supplier is required to correct any identified nonconformances in a timely manner. We provide support to help suppliers complete a corrective action plan to meet and exceed our requirements within the timeline identified as a result of the assessment or specialized audit. Timelines for corrective actions typically range between 30 and 90 days. If a supplier is unwilling or unable to meet Apple's requirements, we will terminate applicable business relationships.

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Supporting Data and Research Development

In addition to conducting independent assessments of our own supply chain, we continue to support a range of multistakeholder initiatives that contribute to broader learnings on the impact of due diligence programs, and opportunities for future innovations. In 2022, building on research Apple previously supported which assessed the human rights impacts of due diligence programs, these initiatives included:

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Developing strategies for generating better data on due diligence: we contributed to the conceptualization, design, and presenter selection for a virtual “data for impact symposium” held for PPA members in June 2022.

•
Supporting new tools to connect ASM and downstream actors: we worked with IMPACT to support the continued development of a digital framework based on the United Nations Sustainable Development Goals which aims to harmonize how the impact of supply chain-related activities on socioeconomic and environmental wellbeing in ASM communities is measured.

•
Highlighting standards for remediation: in 2022, the International Organization for Migration continued to utilize the Remediation Guidelines for Victims of Exploitation in Extended Minerals Supply Chains, created previously in consultation with Apple.

•
Leveraging technology for supply chain transparency: via our partnership with the Working Capital Fund, we supported 11 companies that are developing scalable innovations in technological solutions for more transparent supply chains.

OECD Step 5: Report Annually on Supply Chain Due Diligence

Apple reports annually on its due diligence requirements through its Conflict Minerals Report filed with the U.S. Securities and Exchange Commission. Apple also publishes a list of all identified 3TG, cobalt, and lithium smelters and refiners in its supply chain, 100 percent of which participated in independent third-party audits as of December 31, 2022, and publishes its Supplier List based on direct spend for materials, manufacturing, and assembly of Apple products worldwide3. In addition, we publish the following4:

•	People and Environment in our Supply Chain Report
•	Environmental Progress Report
•	Product Environmental Reports
•	Material Impact Profiles
•	Statement on Efforts to Combat Human Slavery and Trafficking
•	Supplier List
•	Smelter and Refiner List

3 All referenced reports can be found at apple.com/supplier-responsibility
4 All referenced reports can be found via the following links:
apple.com/supplier-responsibility
apple.com/environment

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Determination

As of December 31, 2022, based on our due diligence efforts, including the information provided by our suppliers, Apple believes that the smelters and refiners listed in Annex I were used to process 3TG in our products at some point during 2022. Through our smelter and refiner identification and validation process, we have identified a total of 261 smelters and refiners that processed 3TG in our supply chain during 2022. Of these 261 smelters and refiners:

•
23 were removed including those that: previously participated in but subsequently stopped participating in an independent third-party audit program; were not willing to participate in or complete an independent third-party audit within given timelines; exceeded independent third-party audit corrective action plan timelines; or failed to meet Apple’s Supplier Code, Responsible Sourcing Standard, or 3TG mineral requirements.

•	238 remained in Apple’s 3TG supply chain as of December 31, 2022.

Based on the information provided by our suppliers, smelters, and refiners, as well as from third-party audit programs, Apple believes that the 3TG contained in our products originated from the countries listed in Annex II, as well as from recycled and scrap sources. Apple’s reasonable country of origin inquiry is based on third-party audit information and, to the extent the information has not been made available through audit programs, via the collection of additional information by Apple using other sources such as the United States of America Geological Survey. To the extent reasonably possible, we have documented the country of origin of identified smelters and refiners based on information received through the RMI’s RMAP, the LBMA, a survey of smelters and refiners, or third-party reviews of publicly available information. However, some country of origin information has not been audited by a third-party because, for example, applicable smelters and refiners ceased operations before completing an independent third-party audit. Therefore, Apple does not have sufficient information to conclusively determine the countries of origin of the 3TG in all of our products.

Of all 238 smelters and refiners of 3TG determined to be in our supply chain as of December 31, 2022, Apple found no reasonable basis for concluding that any such smelter or refiner sourced 3TG that directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

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About This Report

This report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2022. Information contained on the websites referenced in this report is not part of, or incorporated by reference into, this filing. Information presented in this report is based on calendar years.

Apple believes it constitutes a “downstream” company in that Apple or its suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold related materials after processing by smelters or refiners. In addition, Apple does not directly purchase or procure primary sourced minerals from mine sites.

This report relates to the process undertaken in accordance with OECD Due Diligence Guidance for Apple products that were manufactured, or contracted to be manufactured, during 2022 and that contain 3TG. These product categories are iPhone®, Mac®, iPad®, AirPods®, Apple TV®, Apple Watch®, Beats® products, HomePod®, HomePod mini®, iPod touch®, Apple Card®, and all Apple® accessories. Third-party products that Apple retails but that it does not manufacture or contract to manufacture are outside the scope of this report.

The smelters and refiners identified in this report include those producing inputs for service or spare parts contracted for manufacturing in 2022 for use in connection with the subsequent service of previously-sold products, including products serviced in subsequent years using those parts. This report does not include smelters of tin, tantalum, or tungsten or refiners of gold where such 3TG are included in end-of-life service parts for products that Apple no longer manufactures or contracts to manufacture.

This report’s use of the terms “smelters” and “refiners” refers to the facilities processing primary 3TG to retail purity. Apple suppliers have in some cases reported smelters and refiners that Apple believes are not operational or may have been misidentified as smelters and refiners. As a result, Apple continues to conduct independent research on smelters and refiners and to work with suppliers throughout its supply chain to revalidate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time. “Identified” smelters and refiners are those that (i) have been reported in a supplier’s CMRT, (ii) Apple believes are currently operational, were operational at some point during the applicable year, or, while inoperative, capable of re-engagement with minimal delay or effort, and (iii) otherwise meet the definition of a smelter or refiner, provided that Apple may determine to treat a third-party as an identified smelter or refiner notwithstanding a reclassification of such third-party or a change in its status. As part of its reasonable country of origin inquiry, Apple has determined that certain suppliers are utilizing at least some 3TG from secondary materials (i.e., scrap or recycled materials). Facilities that process only secondary materials (i.e., scrap or recycled materials) are excluded from the scope of this report.

Participating smelters and refiners are those that have agreed to participate in or have been found compliant with independent third-party conflict minerals audit programs confirming their 3TG sourcing practices. Such programs may also include audits of traceability requirements, conformity with the OECD Due Diligence Guidance, management systems, and/or risk assessments. Independent third-party 3TG audit programs include the RMI’s RMAP and the LBMA’s Responsible Gold Program. Throughout this report, the audits by these programs are included in references to “independent third-party audit” programs.

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ANNEX I: Smelter and Refiner List

List of identified smelters and refiners of 3TG reported in Apple’s supply chain as of December 31, 2022.

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tungsten	A.L.M.T. Corp. *	Japan
Tungsten	ACL Metais Eireli **	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	China Molybdenum Tungsten Co., Ltd.	China mainland
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China mainland
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China mainland
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China mainland
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China mainland
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China mainland
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	China mainland
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China mainland
Tungsten	Global Tungsten & Powders Corp. *	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China mainland
Tungsten	H.C. Starck Tungsten GmbH *	Germany
Tungsten	Hubei Green Tungsten Co., Ltd.	China mainland
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China mainland
Tungsten	Hunan Jintai New Material Co., Ltd.	China mainland
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China mainland
Tungsten	Japan New Metals Co., Ltd. *	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China mainland
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China mainland
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China mainland
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China mainland

Apple Inc. | 2022 Conflict Minerals Report | 15

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China mainland
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville *	United States
Tungsten	KGETS Co., Ltd. *	South Korea
Tungsten	Lianyou Metals Co., Ltd. *	Taiwan
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China mainland
Tungsten	Masan High-Tech Materials *	Vietnam
Tungsten	Moliren Ltd. **, ***	Russia
Tungsten	Niagara Refining LLC	United States
Tungsten	Philippine Chuangxin Industrial Co., Inc. *	Philippines
Tungsten	TANIOBIS Smelting GmbH & Co. KG *	Germany
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China mainland
Tungsten	Xiamen Tungsten Co., Ltd. *	China mainland
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China mainland
Tin	Alpha *	United States
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango *	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China mainland
Tin	Chifeng Dajingzi Tin Industry Co., Ltd. *	China mainland
Tin	China Tin Group Co., Ltd. *	China mainland
Tin	CRM Synergies *	Spain
Tin	CV Ayi Jaya	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa *	Japan
Tin	EM Vinto	Bolivia
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals *	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China mainland
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd. **	China mainland
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China mainland
Tin	HuiChang Hill Tin Industry Co., Ltd.	China mainland
Tin	Jiangxi New Nanshan Technology Ltd. *	China mainland
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Ma'anshan Weitai Tin Co., Ltd. *	China mainland

Apple Inc. | 2022 Conflict Minerals Report | 16

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tin	Magnu's Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Metallic Resources, Inc. *	United States
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa **	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda. **	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Tin	Thaisarco *	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China mainland

Apple Inc. | 2022 Conflict Minerals Report | 17

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tin	Tin Technology & Refining *	United States
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China mainland
Tantalum	AMG Brasil	Brazil
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *	China mainland
Tantalum	D Block Metals, LLC *	United States
Tantalum	F&X Electro-Materials Ltd.	China mainland
Tantalum	FIR Metals & Resource Ltd. *	China mainland
Tantalum	Global Advanced Metals Aizu *	Japan
Tantalum	Global Advanced Metals Boyertown *	United States
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.**	China mainland
Tantalum	H.C. Starck Hermsdorf GmbH *	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China mainland
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China mainland
Tantalum	Jiangxi Tuohong New Raw Material	China mainland
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China mainland
Tantalum	Jiujiang Tanbre Co., Ltd. *	China mainland
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China mainland
Tantalum	KEMET de Mexico *	Mexico
Tantalum	Materion Newton Inc. *	United States
Tantalum	Meta Materials **	North Macedonia
Tantalum	Metallurgical Products India Pvt., Ltd. *	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd. *	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China mainland
Tantalum	NPM Silmet AS *	Estonia
Tantalum	QuantumClean *	United States
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China mainland
Tantalum	Taki Chemical Co., Ltd. *	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH *	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG *	Germany
Tantalum	Telex Metals *	United States

Apple Inc. | 2022 Conflict Minerals Report | 18

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tantalum	Ulba Metallurgical Plant JSC *	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China mainland
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China mainland
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China mainland
Gold	8853 S.p.A. **, ***	Italy
Gold	Advanced Chemical Company *	United States
Gold	Agosi AG	Germany
Gold	Aida Chemical Industries Co., Ltd. *	Japan
Gold	Al Etihad Gold Refinery DMCC *	United Arab Emirates
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	Asaka Riken Co., Ltd. *	Japan
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery *	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A. **, ***	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining *	Japan
Gold	DODUCO Contacts and Refining GmbH **	Germany
Gold	Dowa *	Japan
Gold	DSC (Do Sung Corporation) *	South Korea
Gold	Eco-System Recycling Co., Ltd. East Plant *	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant *	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant *	Japan
Gold	Emirates Gold DMCC *	United Arab Emirates
Gold	Geib Refining Corporation *	United States
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China mainland
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China mainland
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG *	Germany

Apple Inc. | 2022 Conflict Minerals Report | 19

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Gold	Heraeus Metals Hong Kong Ltd.	China mainland
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China mainland
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China mainland
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States
Gold	KGHM Polska Miedz Spólka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd. *	Japan
Gold	Korea Zinc Co., Ltd. *	South Korea
Gold	L'Orfebre S.A. *	Andorra
Gold	LS-NIKKO Copper Inc.	South Korea
Gold	LT Metal Ltd. *	South Korea
Gold	Materion *	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd. ***	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China mainland
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China mainland
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Metalúrgica Met-Mex Peñoles S.A. de C.V.	Mexico
Gold	Mitsubishi Materials Corporation *	Japan
Gold	Mitsui Mining and Smelting Co., Ltd. *	Japan
Gold	MKS PAMP SA	Switzerland
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company *	South Korea
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH ***	Austria
Gold	Ohura Precious Metal Industry Co., Ltd. *	Japan
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Apple Inc. | 2022 Conflict Minerals Report | 20

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Remondis PMR B.V. *	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAAMP ***	France
Gold	Safimet S.p.A **, ***	Italy
Gold	SAFINA A.S. *	Czechia
Gold	Samduck Precious Metals *, **	South Korea
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China mainland
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China mainland
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China mainland
Gold	Singway Technology Co., Ltd. **	Taiwan
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd. *	South Korea
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom *	South Korea
Gold	Umicore Precious Metals Thailand ***	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc. *	United States
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd. *	Japan
Gold	Yokohama Metal Co., Ltd. *	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China mainland

* The smelter/refiner is believed to process at least some 3TG from recycled or scrap sources.
** The smelter/refiner has changed its compliance or operational status since December 31, 2022.
*** The smelter/refiner continues to be in the process of removal as of the filing of this report and/or is no longer approved to be in Apple’s supply chain.

Apple Inc. | 2022 Conflict Minerals Report | 21

ANNEX II: Countries of Origin of 3TG

Argentina	Georgia	Panama
Australia	Germany	Papua New Guinea
Austria	Ghana	Peru
Azerbaijan	Guatemala	Philippines
Belgium	Guinea	Portugal
Benin	Guyana	Russia**
Bolivia	Honduras	Rwanda*
Botswana	Indonesia	Saudi Arabia
Brazil	Italy	Senegal
Burkina Faso	Japan	Serbia
Burundi*	Kazakhstan	Sierra Leone
Cambodia	Kenya	Slovakia
Canada	Kyrgyzstan	South Africa
Chile	Laos	South Korea
China	Liberia	Spain
Colombia	Malaysia	Sri Lanka
Congo, Democratic Republic of the*	Mali	Sudan
Côte d’Ivoire	Mauritania	Suriname
Czech Republic	Mexico	Sweden
Dominica	Mongolia	Taiwan
Dominican Republic	Morocco	Tanzania*
Ecuador	Mozambique	Thailand
Egypt	Myanmar (Burma)	Turkey
Eritrea	Namibia	United Kingdom
Eswatini	New Zealand	United States
Ethiopia	Nicaragua	Uzbekistan
Fiji	Niger	Venezuela
Finland	Nigeria	Vietnam
France	Norway	Zambia*
French Guiana	Oman	Zimbabwe

* The DRC or an adjoining country.
** Sourcing ceased during the calendar year in accordance with United States law.

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